UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 29, 2016

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KNIGHT TRANSPORTATION, INC.
(Exact name of registrant as specified in its charter)

Arizona	001-32396	86-0649974
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

20002 North 19th Avenue, Phoenix, AZ	85027
(Address of principal executive offices)	(Zip Code)

(602) 269-2000
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 29, 2016, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of Knight Transportation, Inc. (the “Company”) granted to its named executive officers and other participants awards of performance-based restricted stock units (“PRSUs”) under the Company's Amended and Restated 2015 Omnibus Incentive Plan (the “Omnibus Plan”).  The awards were based on compensation targets established by the Compensation Committee, after taking into account competitive compensation factors, divided by the market value of the Company’s stock as of the grant date.  The number of shares of Common Stock ultimately deliverable to participants will vary based on the Company’s performance targets for a defined performance period against the objective performance metrics established by the Compensation Committee.  The performance period runs January 1, 2016, through December 31, 2018.  Performance targets are based on revenue growth, return on net assets and total shareholder return compared with the total shareholder return of a group of truckload carriers and logistics companies, as provided in the Omnibus Plan.  The awards vest and shares are deliverable to each participant on the second January 31st following the expiration of the performance period.  The following PRSU grants, expressed in shares, were authorized by the Compensation Committee to the following named executive officers:

Name	Position	PRSU Award (in Shares)
David A. Jackson	Chief Executive Officer	33,016
Kevin P. Knight	Executive Chair	20,635
Adam Miller	Chief Financial Officer, Secretary and Treasurer	8,254
James Updike, Jr.	Executive Vice President of Sales and Marketing	6,190
Kevin Quast	Executive Vice President and Chief Operations Officer	6,190
Keith T. Knight	Former Chief Operating Officer	12,381

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KNIGHT TRANSPORTATION, INC.

Date: March 3, 2016	By:	/s/ Adam W. Miller
Adam W. Miller
Chief Financial Officer